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                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                   -------------

                                      FORM 8-K


                                   CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported):  MARCH 26, 1998


                       ALEXANDRIA REAL ESTATE EQUITIES, INC.
               (Exact name of registrant as specified in its charter)


               MARYLAND                    1-12993             95-4502084
    (State or other jurisdiction of      (Commission        (I.R.S. Employer
     incorporation or organization)      File Number)       Identification No.)


     135 NORTH LOS ROBLES AVENUE
     SUITE 250
     PASADENA, CALIFORNIA                                         91101
(Address of principal executive offices)                        (Zip Code)

         Registrant's telephone number, including area code:  (626) 578-0777


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On March 26, 1998, Alexandria Real Estate Equities, Inc. (together with its subsidiaries, the "Company") acquired certain real property located at 4757 Nexus Centre Drive, San Diego, California (the "Property"), and 3.8 acres of vacant land adjacent thereto, for a total investment of $18,600,000. "Total investment" includes the acquisition price and estimated transaction and closing costs. The Property contains approximately 67,050 rentable square feet of office and laboratory space. The Company acquired the Property from Matrix Pharmaceuticals, Inc. ("Matrix") in a sale/leaseback transaction. Matrix is obligated to continue to fully occupy the Property pursuant to a 13-year lease. Matrix has occupied the space since 1996.

     The Company paid the acquisition price with borrowings from its unsecured line of credit. The Company also made a fully secured $6 million loan to Matrix in connection with the transaction. The loan bears interest at a rate of 11% per year, matures on March 25, 2002 and is cross-defaulted to the lease with Matrix.

     Matrix is an unaffiliated third party with respect to the Company. The transactions described above were negotiated at arms-length, and the purchase price was determined based on the Company's assessment of the fair market value of the assets acquired, the geographic market and competitive conditions in the area.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

     Financial statements have not been presented for the Property because it was owned, occupied and operated by the current tenant prior to acquisition by the Company.

     (b)  PRO FORMA FINANCIAL INFORMATION

     Not applicable.

     (c)  EXHIBITS

     None.


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                                      SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ALEXANDRIA REAL ESTATE
                              EQUITIES, INC.


Date: April 9, 1998           By: /s/ Peter J. Nelson
                                 -----------------------------------
                                 Peter J. Nelson
                                 Chief Financial Officer, Treasurer and
                                 Secretary


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